Exhibit 99-B.8.91 FOURTH AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT

This Fourth Amendment dated as of September 17, 2007 by and between ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company)(the “Sub-Administrator”),
and Neuberger Berman Management Inc. (“NBMI”) is made to the Administrative Services Agreement, dated as of May 25, 1994, as amended, between Aetna Life Insurance and Annuity Company, and NBMI
(the “Agreement”). Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties desire to amend the fee schedule designated as Schedule B to the
Agreement.

WHEREAS, the parties desire to update the list of Funds designated as Appendix A to the
Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.	The fee schedule designated as Schedule B to the Agreement is hereby deleted in its entirety and replaced with the following paragraph:

In consideration of the Sub-Administrator's acting as the servicing agent to the
Funds on behalf of NBMI and for the performance of Administrative Services and other services to the Funds by the Sub-Administrator pursuant to this Agreement, NBMI shall pay the Sub-Administrator (i) a fee with respect to the Trust Class shares of each Fund
(other than Neuberger Berman Genesis Fund), calculated daily and paid monthly in arrears, equal to 0.35% (35 bps) per annum of the daily net asset value of the total number of such shares held in the Account; (ii) a fee with respect to the Trust Class shares of Neuberger Berman Genesis Fund, calculated daily and paid monthly in arrears, equal to 0.25% (25 bps) per annum of the daily net asset value of the total number of such shares held in the Account; (iii) a fee with respect to the Advisor Class shares of each Fund, calculated daily and paid monthly in arrears, equal to 0.25% (25 bps) per annum of the daily net asset value of the total number of such shares held in the
Account, and (iv) a fee with respect to the Investor Class shares of Neuberger Berman
Socially Responsive Fund, calculated daily and paid monthly in arrears, equal to 0.15%
(15 bps) per annum of the daily net asset value of the total number of such shares held in the Account. The Sub-Administrator acknowledges that the fees are commensurate with those charged other fund companies for commensurate services. To the extent that payment of a portion of such fee by a Fund has been approved by the Trustees of the Fund, that portion of the fee may be paid by the Fund, in consideration of the services set forth in Section 1 of Schedule A to the Agreement. To the extent that a
Fund has approved a plan pursuant to Rule 12b-1 under the Investment Company Act of
1940, as amended, all or part of the fee with respect to that Fund may be payable from the proceeds of that plan. The parties agree that all payments for services made by

NBMI under the Agreement shall be in accordance with a statement provided by NBMI to the Sub-Administrator that shall be based on each Fund's records with its transfer agent.

NBMI shall provide a statement and pay all fees within thirty (30) business days after the last day of each month. The Sub-Administrator shall advise NBMI within twenty
(20) days of receipt of the invoice if it disagrees with any information set forth on the statement. All payments and statements to the Sub-Administrator shall be sent to the attention of: Sandra Milardo,
                      Accounting Supervisor, Fund Operations
                      ING
                      151 Farmington Avenue, TN41
Hartford, CT 06156

2. The list of Funds designated as Appendix A to the Agreement is hereby deleted in its entirety and replaced with new Appendix A attached hereto.

3. All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery or registered or certified mail, postage prepaid, or by telecopier confirmed in writing within three (3) business days, as follows:

If to NBMI:		If to the Sub-Administrator:
Neuberger Berman Management Inc.		ING US Financial Services
605 Third Avenue - 2nd Floor		151 Farmington Ave – TS41
New York, NY 10158-0180		Hartford, CT 06156
Attention: President		Attention: Michael C. Eldredge
cc:	Margo Rappoport	Telephone: 860-723-3403
Telephone: 646-497-4671		Fax: 860-723-3413
Telecopier: 212-476-5781

Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above. All notices shall be effective upon delivery or when deposited in the mail addressed as set forth above.

4. Anti-Money Laundering. Each of the parties to this Agreement will establish and maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other's anti-money laundering (AML) program, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

5. Restrictions on Excessive Trading. The Sub-Administrator has adopted its own excessive trading policy, a copy of which is attached as Exhibit I (“Excessive Trading Policy”). The Sub-

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Administrator does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, the Sub-Administrator monitors individual Participant and contract owner trading in accordance with its Policy. The Sub-Administrator will use its best efforts, and shall reasonably cooperate with NBMI and the Funds and will execute any instructions from NBMI or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual
Participant or contract owner who has been identified by the Funds as having engaged in transactions in
Fund shares that violate market timing policies established by the Funds. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading. In addition, the parties entered into a separate shareholder information agreement on April 16,
2007, effective October 16, 2007. The Sub-Administrator agrees to provide to the Funds certain shareholder identity and transaction information upon the Fund’s request as provided by the shareholder.

6. Except as modified hereby, all other terms and conditions of the Agreements shall remain in full force and effect.

7. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

ING LIFE INSURANCE AND		NEUBERGER BERMAN
ANNUITY COMPANY		MANAGEMENT INC.

By: /s/ Robert Conti
By: /s/ Michael C. Eldredge		Name: Robert Conti

Name:	Michael C. Eldredge	Title:
Title:	Vice President

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	APPENDIX A

NAME OF FUND AND CLASS	NOTES	CUSIP	NASDAQ
			SYMBOL
Neuberger Berman Equity Funds, Investor Class
Neuberger Berman Socially Responsive Fund		641224605	NBSRX
Neuberger Berman Equity Funds, Trust Class
Neuberger Berman All Cap Growth Fund		641224738	NBATX
Neuberger Berman Focus Fund		640917506	NBFCX
Neuberger Berman Genesis Fund	closed to new investors	640917100	NBGEX
Neuberger Berman Guardian Fund		640917209	NBGTX
Neuberger Berman International Fund	closed to new investors	640917704	NBITX
Neuberger Berman International Institutional Fund	closed to new investors	641224811	NBIIX
Neuberger Berman International Large Cap Fund		641224753	NILTX
Neuberger Berman Manhattan Fund		640917308	NBMTX
Neuberger Berman Millennium Fund		640917803	NBMOX
Neuberger Berman Partners Fund		640917407	NBPTX
Neuberger Berman Real Estate Fund		641224845	NBRFX
Neuberger Berman Regency Fund		640917886	NBREX
Neuberger Berman Socially Responsive Fund		640917860	NBSTX
Lehman Brothers Income Funds, Trust Class
Lehman Brothers Strategic Income Fund		52522J843	LBSTX
Lehman Brothers Short Duration Bond Fund		52522J863	LBDBX
Neuberger Berman Equity Funds, Advisor Class
Neuberger Berman Fasciano Fund		641224837	NBFVX
Neuberger Berman Focus Fund		64122M209	NBFAX
Neuberger Berman Genesis Fund	closed to new investors	64122M605	NBGAX
Neuberger Berman Manhattan Fund		64122M407	NBMBX
Neuberger Berman Guardian Fund		64122M308	NBGUX
Neuberger Berman Millennium Fund		641224829	NBMVX
Neuberger Berman Partners Fund		64122M506	NBPBX

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EXHIBIT I ING Excessive Trading Policy as of January 1, 2007

Various business units of ING offer variable annuity, variable life insurance and retirement plan products through which customers may invest directly or indirectly in one or more mutual funds.
Frequent purchases and redemptions of a fund's shares, such as those associated with "market timing," can adversely affect the fund and the returns achieved by the fund's share-holders. As a result, many of the funds that are available through ING's products are taking measures to protect the fund and its shareholders from potentially harmful trading activity. These measures include reserving the right to reject purchase requests from shareholders who are making frequent purchases and redemptions of a fund's shares.

ING, as the provider of multi-fund products, has adopted a definition of "Excessive Trading" that is intended to respond to a majority of the restrictions on such trading activity that have been adopted by the various fund families. ING's current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1.		ING currently defines Excessive Trading as more than one purchase and sale of the same fund (including money market funds) within a thirty (30) day period. Each fund offered through ING's products, either by prospectus or stated policy, has adopted or may adopt its own definition of Excessive Trading. Therefore ING reserves the right, without prior notice, to modify its general definition or to develop another definition that may apply to a particular fund, product or individual, depending on the needs of a particular fund and/or state or federal regulatory requirements.

	A	purchase followed by one or more sales and then another purchase of the same fund, or a sale followed by one or more purchases and then another sale of the same fund would meet ING's definition of Excessive Trading. The following transactions are excluded when determining whether trading activity is excessive:

• Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and (loans);

• Transfers associated with scheduled dollar cost averaging and scheduled rebalancing programs;

• Purchases and sales of fund shares in the amount of $250 or less; and

• Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and the money market fund.

2.		ING actively monitors fund transfer and reallocation activity within its products to identify Excessive Trading.

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3.	If ING determines that an individual has used one or more of its products to engage in Excessive Trading, ING will send that individual a one-time warning letter and place that individual on a watch list. According to the needs of the various business units, a copy of the warning letter may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual.

4.	If ING determines that an individual has used one or more of its products to engage in Excessive Trading after having received a warning letter as described above, ING will send a second letter to the individual. This letter will state that the individual's ability to initiate fund transfers or reallocations through the Internet, facsimile, telephone calls to the company's service center, or other electronic trading medium that ING may make available from time to time ("Electronic Trading Privileges") has been suspended for a period of 6 months. All fund transfers or reallocations will then have to be initiated by providing written instructions to ING via regular U.S. mail. During the Suspension Period, "inquiry only" privileges will be permitted where and when possible.

5.	Following the 6 month suspension period, the Electronic Trading Privileges may again be restored, but ING will continue to monitor the fund transfer and reallocation activity. Any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges.

6.	ING may elect to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual's trading activity is disruptive, regardless of whether the individual's trading activity fall within the definition of Excessive Trading set forth above.

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